Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

dated as of

AUGUST 12, 2009

between

RED IRON ACCEPTANCE, LLC

and

TCF INVENTORY FINANCE, INC.

[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

Table of Contents

Page
SECTION I INTERPRETATION	1
1.01 Definitions	1
1.02 GAAP	1
1.03 Headings	1
1.04 Plural Terms	1
1.05 Time	2
1.06 Governing Law	2
1.07 Construction	2
1.08 Entire Agreement	2
1.09 Calculation of Interest and Fees	2
1.10 Other Interpretive Provisions	2
SECTION II CREDIT FACILITY	2
2.01 Revolving Loan Facility	2
2.02 Commitment, Commitment Reductions, Etc.	4
2.03 Prepayments	4
2.04 Other Payment Terms	4
2.05 Revolving Loan Note and Interest Account	5
2.06 Revolving Loan Funding	6
2.07 [Reserved]	6
2.08 Additional Compensation in Certain Circumstances; Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.	6
SECTION III CONDITIONS PRECEDENT	7
3.01 Conditions Precedent to Initial Revolving Loan	7
3.02 Conditions Precedent to Each Revolving Loan	7
3.03 Covenant to Deliver	8
SECTION IV REPRESENTATIONS AND WARRANTIES	8
4.01 Borrower’s Representations and Warranties	8
4.02 Reaffirmation	11
SECTION V COVENANTS	11
5.01 Affirmative Covenants	11
5.02 Negative Covenants	13
SECTION VI DEFAULT	15
6.01 Events of Default	15
6.02 Remedies	16
SECTION VII GRANT OF SECURITY INTEREST AND PROVISIONS REGARDING COLLATERAL	17
7.01 Grant of Security Interest	17
7.02 Lock Box	18
7.03 Special Provisions Regarding Accounts	18
7.04 Lender’s Power of Attorney	19
7.05 No Liability for Safekeeping	20
7.06 Supplemental Documentation Relating to Collateral; Further Assurances	20
7.07 Rights and Remedies	20

i

SECTION VIII MISCELLANEOUS	21
8.01 Notices	21
8.02 Expenses	23
8.03 Indemnification	23
8.04 Waivers; Amendments	23
8.05 Successors and Assigns	24
8.06 Setoff	24
8.07 No Third Party Rights	25
8.08 Partial Invalidity	25
8.09 Jury Trial	25
8.10 Submission to Jurisdiction	25
8.11 Counterparts	25
8.12 Disclosure of Information about Borrower	25
8.13 No Recourse to Members of Borrower	26
8.14 No Indirect or Consequential Damages	26

ii

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”), dated as of August 12, 2009, is entered into by and among:

RED IRON ACCEPTANCE, LLC, a Delaware limited liability company (“Borrower”), and

TCF INVENTORY FINANCE, INC., a Minnesota corporation (“Lender” or “TCFIF”).

RECITALS

A.            Borrower has requested Lender to provide a revolving credit facility to Borrower for general business purposes.

B.            Lender is willing to provide such revolving credit facility upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION I

INTERPRETATION

1.01  Definitions.  Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth in Schedule 1.01, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term in Schedule 1.01 or in the provision of this Agreement or other Credit Document referenced in Schedule 1.01.

1.02  GAAP.  Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.  If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, Borrower and Lender agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until Borrower and Lender so amend this Agreement, all such covenants shall be calculated in accordance with GAAP as in effect immediately prior to such change.

1.03  Headings.  Headings in this Agreement and each of the other Credit Documents are for convenience of reference only and are not part of the substance hereof or thereof.

1.04  Plural Terms.  All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.

1.05  Time.  All references in this Agreement and each of the other Credit Documents to a time of day shall mean Chicago, Illinois time, unless otherwise indicated.

1.06  Governing Law.  This Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the state of Minnesota without reference to conflicts of law rules.

1.07  Construction.  Each of this Agreement and the other Credit Documents is the result of negotiations among, and has been reviewed by, Borrower, Lender and their respective counsel. Accordingly, this Agreement and the other Credit Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

1.08  Entire Agreement.  This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of Borrower and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

1.09  Calculation of Interest and Fees.  All calculations of interest and fees under this Agreement and the other Credit Documents for any period shall include the first day and the last day of such period.

1.10  Other Interpretive Provisions.  References in this Agreement to “Recitals,” “Sections,” “Exhibits” and “Schedules” are to recitals, sections, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement and each of the other Credit Documents to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented in writing from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive.  The word “or” when used in this Agreement or any other Credit Document shall have the meaning represented by the phrase “and/or.”

SECTION II
CREDIT FACILITY

2.01  Revolving Loan Facility.

(a)           Revolving Loan Availability.  Subject to the terms and conditions of this Agreement, Lender agrees to advance to Borrower from time to time during the period beginning on the Closing Date and ending on October 31, 2014, or such earlier date on which the LLC Term shall end (such date or such earlier date, if applicable, the “Revolving Loan Maturity Date”), such loans as Borrower may request under this

Section 2.01 (individually, a “Revolving Loan”); provided, however, that the aggregate principal amount of all Revolving Loans outstanding at any time shall not exceed the Commitment at such time. Except as otherwise provided herein, Borrower may borrow, repay and reborrow Revolving Loans until the Revolving Loan Maturity Date.

(b)           Revolving Loan Borrowings.  Borrower shall request each Revolving Loan by having a representative of Borrower request by telephone or other means acceptable to Lender a Revolving Loan, which request shall specify the principal amount of the requested Revolving Loan and the date of the requested Revolving Loan, which shall be a Business Day (any such request, a “Revolving Loan Borrowing Request”). Any Revolving Loan Borrowing Request received after 11:00 a.m., Chicago time, on a Business Day may not be honored until the next following Business Day (or such later time as may be specified in the Revolving Loan Borrowing Request).

(c)           Revolving Loan Interest Rates.  Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until the Maturity thereof, at a rate per annum equal to the TCFIF Rate from time to time in effect. All computations of interest on Revolving Loans shall be based on a year of 365 days for actual days elapsed.

(d)           Scheduled Revolving Loan Payments.  Unless sooner repaid, Borrower shall repay to Lender on the Revolving Loan Maturity Date the unpaid principal amount of each Revolving Loan made by Lender. Borrower shall pay accrued interest in arrears on the unpaid principal amount of each Revolving Loan (A) no later than the fifteenth day in each calendar month for the preceding calendar month, and (B) at Maturity.

(e)           Purpose.  Borrower shall use the proceeds of the Revolving Loans solely for Borrower’s general business needs (including (i) the purchase of certain receivables from Toro, TCC, Toro International, Exmark and their Affiliates, or from third parties that have purchased receivables from Toro or its Affiliates (the “Purchased Receivables”), (ii) the funding of Borrower’s financing programs for its customers, (iii) payment of expenses and other items incurred in the ordinary course of business (including payments of principal and interest under Section 2.01(d)) and (iv) distributions of “Distributable Cash” (as defined in the LLC Agreement) to the Members).

(f)            Extension of Facility.  So that the Members of Borrower may make a fully informed decision as to whether to continue Borrower’s existence beyond the then-current LLC Term, Lender agrees to provide to Borrower, no later than fourteen (14) months prior to the expiration of the then-current LLC Term, written notice indicating Lender’s intent with respect to the extension of the Revolving Loan facility and, if Lender intends to extend the Revolving Loan facility, the proposed material terms of such extension; provided, however, that failure to provide such notice by Lender shall not be a default of the terms of this Agreement and shall be deemed to be a declination of its willingness to extend the term of this Agreement.

2.02  Commitment, Commitment Reductions, Etc.

(a)           Commitment.  The aggregate principal amount of all Revolving Loans outstanding at a time shall not exceed the lesser of (x) the Borrowing Base and (y) $450,000,000 (or, if reduced pursuant to Section 2.02(b) or otherwise; the lesser amount to which reduced) (such lesser amount, as so reduced from time to time, to be referred to herein as the “Commitment”).

(b)           Reduction or Cancellation of the Commitment.  Borrower may, upon three (3) Business Days’ written notice to Lender, permanently reduce the Commitment by the amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof or cancel the Commitment in its entirety; provided, however, that (i) Borrower may not reduce the Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such reduction, the aggregate principal amount of all Revolving Loans outstanding would exceed the Commitment, (ii) Borrower may not cancel the Commitment prior to the Revolving Loan Maturity Date, if, after giving effect to such cancellation, any Obligations would remain outstanding, and (iii) Borrower may reduce or cancel the Commitment in connection with a dissolution of Borrower under the terms of the LLC Agreement. Once reduced or cancelled, the Commitment may not be increased or reinstated without the prior written consent of Lender.

2.03  Prepayments.

(a)           Optional Prepayments.  At its option, Borrower may prepay, at any time and from time to time on a Business Day, any Revolving Loan in whole or in part.

(b)           Mandatory Prepayments.  If, at any time, the aggregate principal amount of all Revolving Loans then outstanding exceeds the Commitment at such time, Borrower shall prepay Revolving Loans in an aggregate principal amount equal to such excess (i) by the twentieth (20th) day of the following month if such excess is greater than $500,000 or (ii) if less, by the end of the last day of such month.  Lender acknowledges that under the terms of Section 2.4 of the LLC Agreement, required capital contributions to Borrower at the end of each month will be based upon estimates and that Borrower’s Borrowing Base compliance as determined as of the end of any month will be dependent upon the accuracy of such estimates.  Borrower shall not be deemed to be in breach of this covenant as a result of reliance on such estimates so long as it complies with the provisions set forth in this Section 2.03(b).

2.04  Other Payment Terms.

(a)           Place and Manner.  Borrower shall make all payments due to Lender hereunder without setoff, counterclaim or deduction by payments at Lender’s office, located at the address specified in Section 8.01, or to such other place or account as Lender may designate from time to time in writing to Borrower, in lawful money of the United States and in same day or immediately available funds not later than 2:00 p.m. on the date due.  Borrower shall establish various bank accounts, including a parent account, an electronic disbursements account, a manual collections account, an electronic collections account, and one or more Lock Box accounts.  Each day, funds will be transferred electronically between the parent account and the electronic disbursement, manual collections, electronic collections and the Lock Box accounts so as to result in a zero balance in all accounts other than the parent account.  The balance in the parent account, if positive, will be transferred electronically to Lender and applied pursuant to Section 2.04(d).

(b)           Date.  Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest.

(c)           Late Payments.  If any amounts required to be paid by Borrower under this Agreement or the other Credit Documents (including principal or interest payable on any Revolving Loan or other amounts) remain unpaid when due, Borrower shall pay interest on the aggregate outstanding balance of such amounts from the due date thereof until such amounts are paid in full at a per annum rate equal to the TCFIF Rate from time to time in effect plus two percent (2.00%) (or, if less, the maximum amount permitted by law), such rate to change from time to time as the TCFIF Rate shall change. All computations of such interest shall be based on a year of 365 days for actual days elapsed.

(d)           Application of Payments.  All payments hereunder shall be applied first to unpaid costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Revolving Loans.

(e)           Application of Seller Credits.  At Lender’s request, Borrower shall pay all Seller Credits to Lender as soon as the same are received for application to the Obligations.  At any time Lender is entitled to terminate the Commitment after the occurrence and during the continuance of an Event of Default under Section 6.01(f) or 6.01(g), Borrower authorizes Lender to collect such amounts directly from Sellers and, upon request of Lender, shall instruct Sellers to pay Lender directly.

2.05  Revolving Loan Note and Interest Account.

(a)           Revolving Loan Note.  The obligation of Borrower to repay the Revolving Loans and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit A (the “Revolving Loan Note”), which note shall be (i) in the original principal amount of $450,000,000, (ii) dated the Closing Date and (iii) otherwise appropriately completed. Lender shall record on its general ledger the date and amount of each Revolving Loan and of each payment or prepayment of principal and each payment of interest or other amounts thereon made by Borrower.

(b)           Interest Account.  Borrower authorizes Lender to record in an account or accounts maintained by Lender on its books (the “Interest Account”) (i) the interest rates applicable to all Revolving Loans and the effective dates of all changes thereto, (ii) the date and amount of each principal and interest payment on each Revolving Loan and (iii) such other information as Lender may determine is necessary for the computation of interest payable by Borrower hereunder.

(c)           Notations.  Borrower agrees that all notations on the Schedule annexed to the Revolving Loan Note and the Interest Account shall constitute prima facie evidence of the matters noted absent manifest error; provided, however, that the failure of Lender to make any such notation shall not affect Borrower’s Obligations.

2.06  Revolving Loan Funding.  Unless otherwise directed by Borrower, Lender shall disburse the proceeds of each Revolving Loan to Borrower by disbursement to such account at such bank as Borrower may designate from time to time in writing to Lender from time to time.

2.07   [Reserved]

2.08  Additional Compensation in Certain Circumstances; Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.  If any change in any Requirement of Law, guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of a Requirement of Law) of any central bank or other Governmental Authority:

(a)           subjects Lender to any Taxes or changes the basis of taxation with respect to this Agreement, the Revolving Loans or payments by Borrower of principal, interest, fees, or other amounts due from Borrower hereunder,

(b)           imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, Lender, or

(c)           imposes, modifies or deems applicable any capital adequacy or similar requirement (i) against assets (funded or contingent) of, or other credits or commitments to extend credit extended by, Lender, or (ii) otherwise applicable to the obligations of Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon Lender with respect to this Agreement or the making, maintenance or funding of any part of the Revolving Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on Lender’s capital, taking into consideration Lender’s customary policies with respect to capital adequacy) by an amount which Lender in its sole discretion deems to be material, Lender shall from time to time notify Borrower of the amount determined in good faith by Lender to be necessary to compensate Lender for such increase in cost, reduction of income, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by Borrower to Lender ten (10) Business Days after such notice is given. If Lender fails to give such notice within three hundred sixty-five (365) days after it obtains knowledge of such event, Lender shall, with respect to compensation payable pursuant to this Section 2.08, only be entitled to payment for increase in cost, reduction of income, additional expense or reduced rate of return incurred from and after the date three hundred sixty five (365) days prior to the date that Lender does give such notice.

SECTION III
CONDITIONS PRECEDENT

3.01  Conditions Precedent to Initial Revolving Loan.  The obligation of Lender to make the initial Revolving Loan is subject to receipt by Lender, on or prior to the Closing Date, of the following documents, each in form and substance satisfactory to Lender:

(a)           This Agreement, duly executed by Borrower;

(b)           The Revolving Loan Note payable to Lender, duly executed by Borrower;

(c)           The Security Documents duly executed and delivered to Lender;

(d)           The organizational documents of each of the Members;

(e)           Certificate of Formation of Borrower;

(f)            The Joint Venture Agreement duly executed by the parties thereto;

(g)           The LLC Agreement duly executed by the parties thereto;

(h)           A certificate of the general manager of Borrower, dated the Closing Date, certifying that attached thereto are true and correct copies of resolutions duly adopted by the Board of Managers of Borrower and continuing in effect, which authorize the execution, delivery and performance by Borrower of this Agreement and the other Credit Documents executed or to be executed by Borrower and the consummation of the transactions contemplated hereby and thereby; and

(i)            A certificate of the general manager of Borrower, dated the Closing Date, certifying the incumbency, signatures and authority of the members of the Board of Managers of Borrower or other officers of Borrower authorized to execute, deliver and perform this Agreement and the other applicable Credit Documents on behalf of Borrower.

3.02  Conditions Precedent to Each Revolving Loan.  The obligation of Lender to make each Revolving Loan, including the making of the initial Revolving Loan, is subject to the further conditions that Lender shall have received the appropriate Revolving Loan Borrowing Request requesting such Revolving Loan, or request therefor shall otherwise have been made to Lender’s satisfaction, in accordance with the terms of this Agreement and that on the date such Revolving Loan is to be made and after giving effect to such Revolving Loan, the following shall be true and correct:

(a)           The representations and warranties set forth in Section 4.01 are true and correct in all material respects as if made on such date;

(b)           No Event of Default has occurred and is continuing that would permit the Lender to terminate the Commitment;

(c)           No Material Adverse Effect or Acceleration Event has occurred and is continuing; and

(d)           Each of the Credit Documents remains in full force and effect.

3.03  Covenant to Deliver.  Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to the making of each Revolving Loan. Borrower expressly agrees that the making of any Revolving Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item.

SECTION IV
REPRESENTATIONS AND WARRANTIES

4.01  Borrower’s Representations and Warranties.  To induce Lender to enter into this Agreement and to make Revolving Loans hereunder, Borrower represents and warrants to Lender that:

(a)           Due Organization, Qualification, Etc. Borrower (i) is a limited liability company duly organized and validly existing under the laws of the state of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and as proposed to be conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the nature of the business of Borrower requires such qualification or licensing and the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

(b)           Authority. The execution, delivery and performance by Borrower of each Credit Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the limited liability company power of Borrower and (ii) have been duly authorized by all necessary limited liability company actions on the part of Borrower (including Member action, if necessary).

(c)           Enforceability. Each Credit Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

(d)           Non-Contravention. The execution and delivery by Borrower of the Credit Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not (i) violate any Requirement of Law applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of Borrower; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower (except such

Liens as may be created in favor of Lender pursuant to this Agreement or the other Credit Documents).

(e)           Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including  the partners, members or shareholders of any Person) that has not been obtained on or prior to the Closing Date is required in connection with the execution and delivery of the Credit Documents executed by Borrower and the consummation and performance of the transactions contemplated thereby.

(f)            No Violation or Default. Borrower is not in violation of or in default with respect to (i) any Requirement of Law applicable to it or (ii) any Contractual Obligation of it (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, individually or in the aggregate, such violations or defaults could reasonably be expected to have a Material Adverse Effect.

(g)           Litigation. No actions, suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower at law or in equity in any court or before any other Governmental Authority which (i) could reasonably be expected to (individually or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Credit Documents or the transactions contemplated thereby.

(h)           Title. Borrower owns and has good and marketable title in fee simple absolute to, or a valid leasehold interest in, all of its real properties and good title to its other respective assets and properties as reflected in the most recent Financial Statements delivered to Lender (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by Borrower since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement), including all of the Collateral. Such assets and properties are subject to no Liens, except for Permitted Liens.

(i)            Financial Statements. The Financial Statements of Borrower that have been delivered to Lender, (i) are in accordance with the books and records of Borrower, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP and (iii) fairly present the financial position of Borrower at such date. Borrower does not have any contingent obligations, liability for Taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the Financial Statements most recently delivered to Lender pursuant to Section 5.01(a)(i) or (ii).

(j)            Membership Interests.  Outstanding Membership Interests of Borrower are owned as follows:

Toro Sub:	45%

TCFIF Sub:	55%

All outstanding Membership Interests of Borrower are duly authorized, validly issued and fully paid, subject to the “Purchase Capital Contribution” and the “Additional Capital Contribution” requirements set forth in Sections 2.03 and 2.04 of the LLC Agreement, respectively.  There are no outstanding subscriptions, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (firm or conditional) regarding the Membership Interests of Borrower other than as contemplated by the Joint Venture Agreement or the LLC Agreement. All Membership Interests of Borrower have been offered and sold in compliance with all federal and state securities laws and all other Requirements of Law.

(k)           No Agreements to Sell Assets, Etc.  Borrower has no legal obligation, absolute or contingent, to any Person to sell the assets of Borrower (other than sales in the ordinary course of business), or to effect any merger, consolidation or other reorganization of Borrower or to enter into any agreement with respect thereto.

(l)            Employee Benefit Plans.  As of the date hereof, Borrower does not maintain or contribute to, nor has it any obligation under any Employee Benefit Plan of any type or nature whatsoever. Borrower does not contribute to and does not have any liability with respect to any Multiemployer Plan.

(m)          Other Regulations.  Borrower is not subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code or to any federal or state statute or regulation limiting its ability to incur Indebtedness.

(n)           Governmental Charges and Other Indebtedness. Borrower has filed or caused to be filed all tax returns which are required to be filed by it. Borrower has paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other Indebtedness which has become due, except for such Governmental Charges or Indebtedness, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided or which could not reasonably be expected to have a Material Adverse Effect if unpaid.

(o)           Subsidiaries, Etc.  Borrower has no Subsidiaries, is not a partner in any partnership and is not a joint venturer in any joint venture.

(p)           No Material Adverse Effect.  No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect.

(q)           Records Regarding Collateral.  Borrower keeps and maintains its books and records regarding its accounts and chattel paper at its chief executive office in Hoffman Estates, Illinois or at its office in Bloomington, Minnesota. The only locations at which any Collateral is located are at its offices in Bloomington, Minnesota and Hoffman Estates, Illinois.

(r)            Accounts.  All of Borrower’s accounts are bona fide existing receivables created by Toro, an Affiliate of Toro or a distributor of Toro in the regular course of business of Toro or such Affiliate or distributor to their respective account debtors or acquired by Toro or an Affiliate of Toro in connection with the acquisition of the business of another party.

(s)           Accuracy of Information Furnished.  None of the Credit Documents and none of the other certificates, statements or information furnished to Lender by or on behalf of Borrower in connection with the Credit Documents or the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.02  Reaffirmation.  Borrower shall be deemed to have reaffirmed, in all material respects, for the benefit of Lender, each representation and warranty contained in Section 4.01 on and as of the date each Revolving Loan is made.

SECTION V
COVENANTS

5.01  Affirmative Covenants.  Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following affirmative covenants unless Lender shall otherwise consent in writing:

(a)           Financial Statements, Reports, Etc.  Borrower shall furnish to Lender the following, each in such form and such detail as Lender shall reasonably request:

(i)            Within thirty (30) Business Days after the last day of each calendar month, copies of the unaudited Financial Statements of Borrower for such month as of the last day of such month;

(ii)           Within one hundred twenty (120) days after the close of each fiscal year of Borrower, copies of the unaudited Financial Statements of Borrower;

(iii)          As soon as possible and in no event later than five (5) Business Days after any manager or officer of Borrower knows of the occurrence or existence of (A) any actual or threatened litigation, suits, claims or disputes against Borrower involving potential monetary damages payable by Borrower of $100,000 or more (individually or in the aggregate), (B) any other event or condition which could reasonably be expected to have a Material Adverse Effect, or (C) any Event of Default or Default; a written statement of the general manager of Borrower setting forth the details of such event, condition, Event of Default or Default and the action which Borrower proposes to take with respect thereto; and

(iv)          Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of Borrower, and compliance by Borrower with the terms of this Agreement and the other Credit Documents, as Lender may from time to time reasonably request.

(b)           Books and Records.  Borrower shall at all times keep proper books of record and account in which full, true and correct entries will be made of its transactions in accordance with GAAP.

(c)           Inspections; Information.  Borrower shall permit any Person designated by Lender, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of Borrower, to examine the books of account of Borrower and to discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, their managers, officers, auditors and accountants, all at such times and intervals as Lender may reasonably request. Borrower shall permit Lender, upon reasonable notice and during normal business hours, to inspect the Collateral and Borrower shall furnish to Lender, upon request of Lender, such information regarding the Collateral and Borrower’s business as Lender may from time to time reasonably request.

(d)           Governmental Charges and Other Indebtedness.  Borrower shall promptly pay and discharge when due (i) all taxes and other Governmental Charges imposed on Borrower prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of Borrower and (iii) all other Indebtedness which, if unpaid, could reasonably be expected to have a Material Adverse Effect, except such taxes and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained to the reasonable satisfaction of Lender.

(e)           Use of Proceeds.  Borrower shall use the proceeds of the Revolving Loans only for the purposes set forth in Section 2.01(e).

(f)            General Business Operations.  Borrower shall (i) preserve and maintain its limited liability company existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and (iv) maintain its chief executive office and principal place of business in Hoffman Estates, Illinois.

(g)           Collateral.  Borrower shall keep all Collateral at the locations identified in Section 4.01(q) and shall keep all tangible Collateral in good order, repair and operating condition. Borrower shall not sell, rent, lease, transfer, consign, dispose or otherwise convey any of the Collateral except for sales or other dispositions in the ordinary course of Borrower’s business. Borrower shall not change its name or change its chief executive office or the office where it keeps its books and records with respect to accounts and chattel paper without giving at least thirty (30) days’ prior written notice to Lender.

(h)                                 Borrowing Base.  Upon request of Lender, Borrower promptly shall provide to Lender a written report, prepared in reasonable detail and with supporting documentation, setting forth the calculation of the Borrowing Base.

5.02  Negative Covenants.  Until the termination of this Agreement and the satisfaction in full by Borrower of all Obligations, Borrower shall comply, and shall cause compliance, with the following negative covenants unless Lender shall otherwise consent in writing:

(a)                                  Indebtedness.  Borrower shall not create, incur, assume or permit to exist any Indebtedness except for Permitted Indebtedness.

(b)                                 Liens.  Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens. Borrower shall keep all Collateral free and clear of all Liens except Liens in favor of Lender.

(c)                                  Asset Dispositions.  Borrower shall not sell, lease, transfer or otherwise dispose of any of its assets or property, whether now owned or hereafter acquired, except in the ordinary course of its business and except as otherwise contemplated by the Credit Documents.  Notwithstanding the foregoing, in the event Borrower elects to transfer to any Seller any Purchased Receivables acquired from such parties pursuant to any reconveyance rights that it may have under the terms of any agreement with such Seller, it shall be permitted to do so free and clear of any Lien granted hereunder upon payment of any amount due from the original transferor thereof as set forth in the agreement governing the original purchase by Borrower of such Purchased Receivables.

(d)                                 Mergers, Acquisitions, Etc.  Borrower shall not consolidate with or merge into any other Person or permit any other Person to merge into it, or acquire all or substantially all of the assets of any other Person, except, with respect to TCC, pursuant to the initial Receivable Purchase Agreement described in Section 7.02.

(e)                                  Distributions, Etc.  Except for Permitted Distributions, Borrower shall not (i) make any distributions of any kind whatsoever to its Members; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Membership Interests held by any Person; (iii) return any capital to any of its Members; or (iv) set apart any sum for any such purpose.

(f)                                    Capital Expenditures.  Borrower shall not pay or incur Capital Expenditures which exceed in the aggregate in any fiscal year $50,000.

(g)                                 Investments.  Borrower shall not make any Investments other than loans, advances or purchases of Indebtedness in the ordinary course of Borrower’s business.

(h)                                 Change in Business.  Borrower shall not engage, either directly or indirectly through Subsidiaries, in any business substantially different from its business as conducted on the date hereof or as expected to be conducted after the date hereof; provided, however, that Borrower shall be permitted to engage in the business of providing floorplan financing and open account inventory financing of any and all products manufactured or distributed from time to time after the date hereof by Toro, or any of its Affiliates, including parts, accessories, software and software updates to support equipment or services, advertising materials, advertising placements, training materials, point of sale or merchandising materials, extended service contracts, licenses for scheduling software and online services, to the extent permitted by the LLC Agreement.

(i)                                     Security Issuances.  Borrower shall not issue, offer or sell any Equity Securities of it other than as contemplated by the Joint Venture Agreement or the LLC Agreement.

(j)                                     [Reserved]

(k)                                  Subsidiaries, Etc.  Borrower shall not create or permit to exist any Subsidiaries, and Borrower shall not become a partner in any partnership or a joint venturer in any joint venture.

(l)                                     Transactions With Affiliates.  Borrower shall not enter into any Contractual Obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower as an arms-length transaction with unaffiliated Persons and except for Contractual Obligations and transactions expressly contemplated by the Joint Venture Agreement or the LLC Agreement.

(m)                               Accounting Changes.  Borrower shall not change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices except as required by GAAP.

(n)                                 Tangible Net Worth Covenant.  Borrower shall not permit its Tangible Net Worth as at the last day of any calendar month (after giving effect to any capital contributions made by the Members with respect to such calendar month in accordance with the terms of the LLC Agreement) to be less than its Required Equity Investment as of such date; provided that Borrower shall not be deemed to be in breach of this covenant so long as (i) the actual Tangible Net Worth is no more than $ XXXXXXXXXX less than its Required Equity Investment as of such date, or (ii) if the actual Tangible Net Worth is more than $ XXXXXXXXXX less than its Required Equity Investment as of such date, then each Member shall make a capital contribution on or before the twentieth (20th) day of the  following month in the amount of such difference.  Lender acknowledges that under the terms of  Section 2.4 of the LLC Agreement, required capital contributions to Borrower at the end of each month will be based upon estimates.  In the case of a deficit of less than $XXXXXXXXXX, Borrower shall take such deficiency into account when determining the required capital contributions to be made by the Members for the following month.  [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

SECTION VI
DEFAULT

6.01  Events of Default.  The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                                  Borrower shall fail to pay when due any principal, interest or other payment required under the terms of this Agreement or any of the other Credit Documents; or

(b)                                 Borrower shall fail to observe or perform in any material respect any covenant, obligation, condition or agreement set forth in Sections 5.01(d)(iii), 5.02(c), 5.02(d), 5.02(f), 5.02(h), 5.02(i), 5.02(j) or 5.02(k); or

(c)                                  Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Credit Documents and such failure shall continue for thirty (30) days after notice thereof is given by Lender to Borrower or such longer period of time as is reasonably necessary to allow Borrower to so observe or perform such covenant, obligation, condition or agreement but, in any event, not more than seventy-five (75) days after notice thereof is given by Lender to Borrower; provided, that with respect to a failure by Borrower to observe or perform the Tangible Net Worth covenant pursuant to Section 5.02(n), such failure shall have only continued for five (5) days after notice thereof is given by Lender to Borrower; or

(d)                                 Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e)                                  Borrower shall (i) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Indebtedness to be paid by such Person (excluding this Agreement and the other Credit Documents but including any other evidence of Indebtedness of Borrower to Lender) and such failure shall continue beyond any period of grace provided with respect thereto, or (ii) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness, and the effect of such failure or default in either case is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of $100,000 or more to become due prior to its stated date of maturity; or

(f)                                    Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(g)                                 Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property of Borrower, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and not dismissed within sixty (60) days of commencement; or

(h)                                 A final, non-appealable judgment or order for the payment of money in excess of $100,000 (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Borrower) shall be rendered against Borrower and the same shall remain unsatisfied, unstayed or unvacated for a period of thirty (30) days after entry thereof, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower, and such judgment, writ, assessment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within thirty (30) days after filing; or

(i)                                     Any Credit Document or any material term thereof shall cease to be a legal, valid and binding obligation of Borrower enforceable in accordance with its terms; or

(j)                                     Toro Sub and TCFIF Sub shall cease to be the sole members of Borrower or Toro Sub closes on its acquisition of the interest of TCFIF Sub in Borrower pursuant to the exercise of the Toro Sub Purchase Option under Section 9.03 of the LLC Agreement; or

(k)                                  Borrower shall have been finally dissolved, wound up and liquidated, whether at scheduled maturity or otherwise or the business of Borrower shall have been discontinued pursuant to an election made as described in the third sentence of Section 10.04 of the LLC Agreement;

(l)                                     Lender’s security interest in any material portion of the Collateral shall at any time cease to be a valid and perfected, first priority, security interest.

6.02  Remedies.

(a)                                  Upon (i) the occurrence or existence of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g) or an Event of Default caused solely by TCFIF or an Affiliate of TCFIF, including any failure by TCFIF to make a capital contribution to Borrower required pursuant to the terms of the LLC Agreement or any willful violation on the part of the general manager of Borrower while such general manager is TCFIF’s employee, which such failure or violation shall be deemed to have been caused solely by TCFIF) and at any time thereafter during the continuance of such

Event of Default, (ii) the occurrence or existence of a Material Adverse Effect or (iii) the occurrence of an Acceleration Event, Lender may, by written notice to Borrower, (a) terminate the Commitment and the obligation of Lender to make Revolving Loans and/or (b) declare all outstanding Obligations payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Loan Note to the contrary notwithstanding.  Notwithstanding the occurrence or existence of an Event of Default under Sections 6.01(b) – (e), 6.01(h), 6.01(i) or 6.01(l), Lender shall not be permitted to terminate the Commitment or declare the Obligations due and payable and shall continue to make Revolving Loans hereunder so long as there shall not occur or exist a Material Adverse Effect or Acceleration Event or an Event of Default under any of Sections 6.01(a), 6.01(f), 6.01(g), 6.01(j) or 6.01(k).

(b)                                 Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (i) the Commitment and the obligations of Lender to make Revolving Loans shall automatically terminate and (ii) all outstanding Obligations payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Revolving Loan Note to the contrary notwithstanding.

(c)                                  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default at any time Lender is permitted to terminate the Commitment, Lender may exercise any other right, power or remedy granted to it by the Credit Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

SECTION VII
GRANT OF SECURITY INTEREST AND PROVISIONS REGARDING COLLATERAL

7.01  Grant of Security Interest.  As security for the payment of all Revolving Loans now or hereafter made by Lender to Borrower hereunder or under the Revolving Loan Note, and as security for the payment or other satisfaction of all other Obligations, Borrower hereby grants to the Lender a Lien and a security interest in and to the following property of Borrower, whether now or hereafter owned, existing, licensed, leased, consigned, acquired or arising, wherever now or hereafter located (all such property is herein referred to collectively as the “Collateral” (each capitalized term used in this Section 7.01 and not otherwise defined in this Agreement shall have in this Agreement the meaning given to it by the UCC)):

(a)                                  The Purchased Receivables, and any and all other Accounts, Goods, Health Care Insurance Receivables, General Intangibles, Payment Intangibles, Deposit Accounts, Chattel Paper (including Electronic Chattel Paper), Documents, contracts, advices of credit, money, Commercial Tort Claims, Equipment, Inventory, Fixtures and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including all insurance policies and proceeds thereof);

(b)                                 to the extent, if any, not listed in clause (a) above, each and every other item of personal property and fixtures, whether now existing or hereafter arising or acquired, including  all licenses, contracts and agreements and all collateral for the payment or performance of any contract or agreement, together with all products and Proceeds (including all insurance policies and proceeds) or any Accessions to any of the foregoing;

(c)                                  all present and future business records and information, including computer tapes and other storage media containing the same, together with all Proceeds of any of the foregoing;

(d)                                 all replacements, substitutions, additions or Accessions to or for any of the foregoing; and

(e)                                  all rights of Borrower in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including credit insurance and business interruption insurance.

In furtherance of the foregoing grant of security, upon the request of Lender, Borrower will make proper entries in its books and records, disclosing the above-described grant of a security interest in the Collateral, including the assignment of its accounts to Lender. To the extent any of the Collateral is evidenced by chattel paper, a promissory note, a trade acceptance or any other instrument for the payment of money, unless Lender shall otherwise agree, Borrower will deliver the original of same to Lender, appropriately endorsed to Lender’s order and, regardless of the form of such endorsement, Borrower hereby expressly waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

7.02  Lock Box.  On or before the date Borrower makes the initial purchase of Purchased Receivables pursuant to the terms of the initial Receivable Purchase Agreement to be entered into by and among Toro, and certain of its Affiliates and Borrower, Borrower shall either (a) establish one or more post office lock box arrangements with Lender on terms acceptable to the Lender (each, a “Lock Box”) for the collection of payments from its respective account debtors or other amounts owing to it or (b) enter into agreements acceptable to Lender with each financial institution where Borrower deposits such collections on the date of this Agreement or will hereafter deposit such collections. In connection with any Lock Box, if required by Lender, Borrower shall direct its account debtors to send their payments directly to such Lock Box, and all invoices issued thereafter by Borrower shall direct its account debtors to send their payments directly to such Lock Box.

7.03  Special Provisions Regarding Accounts.  Lender is authorized and empowered (which authorization and power, being coupled with an interest, is irrevocable until the last to occur of (i) termination of this Agreement, the Commitment and any other obligations of Lender under this Agreement and (ii) indefeasible payment in full in cash, and performance in full, of all of the Obligations) at any time in its sole and absolute discretion:

(a)                                  To request, in the name of Lender, Borrower, or in the name of a third party, confirmation from any account debtor or party obligated under or with respect to any Collateral of the amount shown by the accounts or other Collateral to be payable, or any other matter stated therein;

(b)                                 To endorse in Borrower’s name and to collect, any chattel paper, checks, notes, drafts, instruments or other items of payment tendered to or received by Lender in payment of any account or other obligation owing to Borrower;

(c)                                  At any time Lender is entitled to terminate the Commitment after the occurrence and during the continuance of an Event of Default, to notify, either in Lender’s name or Borrower’s name, and/or to require Borrower to notify, any account debtor or other Person obligated under or in respect of any Collateral or of the fact of Lender’s Lien thereon and of the collateral assignment thereof to Lender;

(d)                                 At any time Lender is entitled to terminate the Commitment after the occurrence and during the continuance of an Event of Default, to direct, either in Lender’s name or Borrower’s name, and/or to require Borrower to direct, any account debtor or other Person obligated under or in respect of any Collateral to make payment directly to Lender of any amounts due or to become due thereunder or with respect thereto; and

(e)                                  At any time Lender is entitled to terminate the Commitment after the occurrence and during the continuance of an Event of Default, to demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto, or compromise or extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral, or enforce, by suit or otherwise, payment or performance of any of the Collateral, in Lender’s own name or Borrower’s name.

Under no circumstances shall Lender be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including attorneys’ fees and out-of-pocket expenses, and the cost of any bank account or accounts which may be required hereunder, shall be borne solely by Borrower whether the same are incurred by Lender or Borrower.

7.04  Lender’s Power of Attorney.  Borrower appoints the Lender, or any Person whom the Lender may from time to time designate, as Borrower’s attorney and agent-in-fact with power: (a) at any time Lender is entitled to terminate the Commitment after the occurrence and during the continuance of an Event of Default, to notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender; (b) at any time Lender is entitled to terminate the Commitment after the occurrence and during the continuance of an Event of Default, to receive, open and dispose of all mail addressed to Borrower; (c) to send requests for verification of Borrower’s accounts or other Collateral to its account debtors; (d) to open an escrow account under Lender’s sole control for the collection of Borrower’s accounts or other Collateral, if not required contemporaneously with the execution hereof; and

(e) to do all other things which Lender is permitted to do under this Agreement or any other Credit Document or which are necessary to carry out this Agreement and the other Credit Documents. Neither Lender nor any of the directors, officers, employees or agents of Lender will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct. The foregoing appointment and power, being coupled with an interest, is irrevocable until the last to occur of (x) termination of this Agreement, the Commitment and any other obligations of Lender under this Agreement and (y) indefeasible payment in full in cash, and performance in full, of all Obligations. Borrower expressly waives presentment, demand, notice of dishonor and protest of all instruments and any other notice to which it might otherwise be entitled.

7.05  No Liability for Safekeeping.  Lender shall not be liable or responsible in any way for the safekeeping of any Collateral of Borrower delivered to it, to any bailee appointed by or for it, to any warehouseman, or under any other circumstances. Lender shall not be responsible for collection of any proceeds or for losses in collected proceeds held by Borrower in trust for Lender. Any and all risk of loss for any or all of the foregoing shall be upon Borrower, except for such loss as shall result from Lender’s gross negligence or willful misconduct.

7.06  Supplemental Documentation Relating to Collateral; Further Assurances.  At Lender’s request, Borrower shall execute and/or deliver to Lender, at any time or times hereafter, such agreements, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of accounts, schedules of accounts assigned, certificates of origin or title and other written matter necessary or reasonably requested by Lender to perfect and maintain perfected Lender’s security interest in the Collateral owned by it in form and substance acceptable to Lender, and pay or cause to be paid all taxes, fees and other costs and expenses associated with any recording or filing of any such documentation. Borrower hereby irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower’s true and lawful attorney (and agent-in-fact) (which appointment and power, being coupled with an interest, is irrevocable until the last to occur of (a) termination of this Agreement, the Commitment and all other obligations of Lender under this Agreement and (b) indefeasible payment in full in cash, and performance in full, of all Obligations) to sign the name of Borrower on any of such documentation and to deliver any of such documentation to such Persons as Lender, in its sole and absolute discretion, may elect. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Borrower shall fully cooperate with Lender and perform all additional acts reasonably requested by Lender to effect the purposes of this Section VII.

7.07  Rights and Remedies.  In addition to the rights and remedies of Lender set forth in Section 6.02, at any time Lender is entitled to terminate the Commitment upon the occurrence of and during the continuance of an Event of Default, Lender (i) shall have all rights and remedies of a secured party under the UCC and other applicable law and all the rights and remedies set forth in this Agreement, and Borrower waives notice of intent to accelerate, and of acceleration of, the Obligations; (ii) Lender may enter any premises of Borrower, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof; (iii) if Lender requests, Borrower shall cease disposition of and shall assemble the Collateral and make it available to Lender, at Borrower’s expense, at a convenient place or places designated by Lender; (iv) Lender may take possession of the Collateral or any part thereof on Borrower’s premises and cause it to remain there at Borrower’s expense, pending sale or other disposition. Any notice of a disposition shall be deemed reasonably and properly given if given to Borrower at least ten (10) days before such disposition. If Borrower fails to perform any of its Obligations under this Agreement, Lender may perform the same in any form or manner Lender in its discretion deems necessary or desirable, and all monies paid by Lender in connection therewith shall be additional Obligations and shall be immediately due and payable without notice together with interest payable on demand at the rate set forth in Section 2.04(c). All of Lender’s rights and remedies shall be cumulative.

SECTION VIII
MISCELLANEOUS

8.01  Notices.  Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Lender or Borrower under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered to each party at its facsimile number or address set forth below (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (a) when sent by an overnight service of recognized standing, on the Business Day following the deposit with such service; (b) 72 hours after being mailed, first class postage prepaid and addressed as aforesaid through the United States Postal Service; (c) when delivered by hand, upon delivery; (d) when faxed, upon confirmation of receipt; provided, however, that any notice delivered to Lender under Section II shall not be effective until received by Lender; and (e) upon receipt of electronic mail (with a notice contemporaneously given by another method specified in this Section 8.01).

Lender:	TCF Inventory Finance, Inc.
2300 Barrington Road
Suite 600
Hoffman Estates, Illinois 60169
Attention: Vincent E. Hillery, General Counsel
Telephone: (847) 252-6616
Facsimile: (847) 295-6012
Email: vhillery@tcfif.com

with copies to:	TCF National Bank
200 E. Lake Street
Wayzata, MN 55391
Attention: General Counsel
Telephone: (952) 475-6498
Facsimile: (952) 475-7975
Email: jgreen@tcfbank.com

and

Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Harvey F. Kaplan, Esq.
Telephone: (612) 375-1138
Facsimile: (612) 375-1143
Email: hfk@kskpa.com

Borrower:	Red Iron Acceptance, LLC
8111 Lyndale Avenue South
Bloomington, MN 55420
Attention: General Manager
Telephone: 952-888-8801
Facsimile: 952-887-8258
Email:

with copies to:	The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420
Attention: Treasurer
Telephone: 952-887-8449
Facsimile: 952-887-8920
Email: Tom.Larson@toro.com

and

The Toro Company
8111 Lyndale Avenue South
Bloomington, MN 55420
Attention: General Counsel
Telephone: 952-887-8178
Facsimile: 952-887-8920
Email: Tim.Dordell@toro.com

and

Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII Building
45 South Seventh Street
Attention: C. Robert Beattie, Esq.
Telephone: 612-607-7395
Facsimile: 612-607-7100
Email: RBeattie@Oppenheimer.com

Each Revolving Loan Borrowing Request shall be made to Lender’s telephone number referred to above (or by such other means as Lender and Borrower shall agree) during Lender’s normal business hours. In any case where this Agreement authorizes notices, requests, demands or other communications by Borrower to Lender to be made by telephone, facsimile or electronic mail, Lender may conclusively presume that anyone purporting to be a Person designated in any incumbency certificate or other similar document delivered by Borrower to Lender is such a Person.

8.02  Expenses.  Borrower shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Lender in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Lender’s rights and remedies, including  all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving Borrower.

8.03  Indemnification.  To the fullest extent permitted by law, Borrower agrees to protect, indemnify, defend and hold harmless Lender and its directors, officers, employees, agents and any Affiliates thereof (“Indemnitees”) from and against any and all liabilities, losses, damages or expenses of any kind or nature and from any and all suits, claims or demands (including in respect of or for reasonable attorney’s fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to the Credit Documents, including any use by Borrower of any proceeds of the Revolving Loans, except to the extent such liability arises from the willful misconduct or gross negligence of the Indemnitees.  Upon receiving knowledge of any suit, claim or demand asserted by a third party that Lender believes is covered by this indemnity, Lender shall give Borrower notice of the matter and an opportunity to defend it, at Borrower’s sole cost and expense, with legal counsel reasonably satisfactory to Lender. Any failure or delay of Lender to notify Borrower of any such suit, claim or demand shall not relieve Borrower of its obligations under this Section 8.03 but shall reduce such obligations to the extent of any increase in those obligations caused solely by an unreasonable failure or delay. The obligations of Borrower under this Section 8.03 shall survive the payment and performance of the Obligations, the termination of the Commitment and the termination of this Agreement.

8.04  Waivers; Amendments.  Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.

8.05  Successors and Assigns.

(a)           Binding Effect.  This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of Borrower, Lender, all future holders of the Revolving Loan Note and their respective successors and, solely in the case of Lender, its assigns permitted pursuant to Section 8.05(b). All references in this Agreement to any Person shall be deemed to include all successors and permitted assigns of such Person.

(b)           Assignments.  Borrower may not assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of Lender. Lender may at any time, without the consent of Borrower, assign to one or more Affiliates (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the other Credit Documents, and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement executed by such Assignee and Lender; provided, however, that any Assignee of Lender shall be required to have at the time of assignment (i) a creditworthiness not less than the creditworthiness of Lender at such time and (ii) a credit facility, with TCF Bank as lender and Assignee as borrower, no less favorable than Lender’s credit facility with TCF Bank and supported by the same Performance Assurance Agreement from TCF Bank furnished in connection with Lender’s credit facility with TCF Bank, and such Assignee shall be able to perform the obligations of Lender hereunder. Upon execution and delivery of such instrument, such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a commitment as set forth in such instrument of assumption, and Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 8.05(b), Lender and Borrower shall make appropriate arrangements so that, if required, a new Revolving Loan Note is issued to the Assignee and the existing Revolving Loan Note is returned to Borrower.

(c)           Information.  Lender may disclose the Credit Documents and any financial or other information relating to Borrower to any Assignee or potential Assignee, subject to the terms of Section 8.12, and subject to Lender obtaining the agreement of such Assignee or potential Assignee to be bound by the terms of Section 8.12.

8.06  Setoff.  In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, at any time Lender is entitled to terminate the Commitment following the occurrence and during the continuance of a Default or an Event of Default, to set-off and apply against any Indebtedness, whether matured or unmatured, of Borrower to Lender (including  the Obligations), any amount owing from Lender to Borrower. The aforesaid right of set-off may be exercised by Lender against Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender prior to the occurrence of a Default or an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.07  No Third Party Rights.  Subject to the terms of the Joint Venture Agreement, nothing expressed in or to be implied from this Agreement or any other Credit Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any other Credit Document.

8.08  Partial Invalidity.  If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

8.09  Jury Trial.  EACH OF BORROWER AND LENDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING TO ANY CREDIT DOCUMENT IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. THIS WAIVER IS A MATERIAL INDUCEMENT FOR OUR ENTERING INTO THIS AGREEMENT.

8.10  Submission to Jurisdiction.  Each of Borrower and Lender hereby irrevocably submits to the non-exclusive jurisdiction of the Federal courts sitting in Minneapolis or St. Paul, Minnesota and any state court located in Hennepin County, Minnesota, and by execution and delivery of this Agreement, each of Borrower and Lender accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of such courts with respect to any litigation concerning the Credit Documents or the transactions contemplated thereby or any matters related thereto. Each of Borrower and Lender irrevocably waives any objection (including any objection to the laying of venue or any objection on the grounds of forum non conveniens) which it may now or hereafter have to the bringing of any proceeding with respect to this Agreement to the courts set forth above. Borrower agrees to the personal jurisdiction of such courts and that service of process may be made on it at the address indicated in Section 8.01 above. Nothing herein shall affect the right to serve process in any other manner permitted by law.

8.11  Counterparts.  This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

8.12  Disclosure of Information about Borrower.  Lender agrees that it will not provide any information to any Person regarding the business and operations of Borrower without the prior written consent of Borrower, except for (i) disclosures to any Person to the extent necessary to permit an assignment permitted under the terms of Section 8.05, (ii) disclosures to Lender’s accountants to the extent necessary in connection with such accountants’ auditing responsibilities, (iii) disclosures to any Person of information which is or becomes generally available to the public other than as a result of a disclosure in violation of the terms of this Section 8.12, (iv) disclosures to any Person of information which Lender is legally compelled to disclose, provided that Lender agrees to use all reasonable efforts to notify Borrower of any such legal requirement to disclose sufficiently in advance of the disclosure to permit Borrower to challenge the legal requirement, and (v) disclosure to any Person to the extent otherwise permitted by the Joint Venture Agreement or the LLC Agreement.

8.13  No Recourse to Members of Borrower.  Notwithstanding any provision of this Agreement to the contrary, recourse for the payment of the Obligations and any other liabilities and obligations of Borrower arising under any Credit Document shall be had only against the assets, property and rights of Borrower.

8.14  No Indirect or Consequential Damages.  NO PARTY TO THIS AGREEMENT SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR PUNITIVE, EXEMPLARY OR, EXCEPT IN THE CASE OF FRAUD, BAD FAITH, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE,  INDIRECT OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER.

[Signature page follows]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed as of the day and year first above written.

RED IRON ACCEPTANCE, LLC

By:	/s/ Mark Wrend
	Name:	Mark Wrend
	Title:	Manager

TCF INVENTORY FINANCE, INC.

By:	/s/ Rosario A. Perrelli
	Name:	Rosario A. Perrelli
	Title:	President and CEO

SCHEDULE 1.01

DEFINITIONS

“Acceleration Event” shall mean Toro, on a consolidated basis, permits its consolidated ratio of (x) Indebtedness to (y) Indebtedness plus stockholders’ equity to exceed (i) 0.60 to 1.0 as at the end of the first fiscal quarter of Toro’s fiscal year, (ii) 0.65 to 1.00 as at the end of the second fiscal quarter of Toro’s fiscal year, (iii) 0.60 to 1.0 as at the end of the third fiscal quarter of Toro’s fiscal year or (iv) 0.55 to 1.00 as at the end of Toro’s fiscal year.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” shall mean this Credit and Security Agreement.

“Assignee” shall have the meaning given to that term in Section 8.05(b).

“Borrower” shall have the meaning given to that term in clause (1) of the preamble to this Agreement.

“Borrowing Base” shall mean, with respect to Borrower at any time, the remainder of Tangible Assets less the sum of (i) all liabilities of Borrower at such time (other than the aggregate principal amount of Revolving Loans borrowed by Borrower at such time) and (ii) the Required Equity Investment. The Borrowing Base for Borrower shall be determined by Lender as at the last day of each calendar month (after giving effect to any capital contributions made by the Members of Borrower with respect to such calendar month in accordance with the terms of the LLC Agreement).

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Minneapolis, Minnesota or Chicago, Illinois.

“Capital Asset” shall mean, with respect to any Person, tangible property owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by any Person that is required by GAAP to be reported as an asset on such Person’s balance sheet.

“Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended and Indebtedness incurred or assumed by such Person during such period for the acquisition of real property and other Capital Assets (including amounts expended and Indebtedness incurred or assumed in connection with Capital Leases).

“Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

“Closing Date” shall mean August 12, 2009.

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“Collateral” shall have the meaning given to that term in Section 7.01.

“Commitment” shall have the meaning given to that term in Section 2.02(a).

“Contractual Obligation” of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Credit Documents” shall mean and include this Agreement, the Revolving Loan Note and each Security Document delivered to Lender in connection with this Agreement, as each of the foregoing may be amended from time to time.

“Default” shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by Borrower, other than a Multiemployer Plan.

“Equity Securities” of any Person shall mean (a) all common stock, preferred stock, limited liability company interests, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.

“Event of Default” shall have the meaning given to that term in Section 6.01.

“Exmark” shall mean Exmark Manufacturing Company Incorporated, a Nebraska corporation, a wholly owned subsidiary of Toro.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income of such Person for such period and balance sheets of such Person as of the end of such period and, with respect to any annual accounting period for any Person, statements of cash flows of such Person for such annual period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP.

“GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

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“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Charges” shall mean all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon or relating to (i) Borrower, (ii) the Revolving Loans, (iii) income or gross receipts of Borrower, (iv) the ownership or use of any of its assets by Borrower or (v) any other aspect of the business of Borrower.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Indebtedness” of any Person shall mean and include (a) all items of indebtedness and liabilities which, in accordance with GAAP, would be included in determining liabilities that are shown on the liability side of the balance sheet of such Person, (b) all indebtedness and liabilities of other Persons assumed or guaranteed by such Person or in respect to which such Person is secondarily or contingently liable whether by any agreement to acquire indebtedness and liabilities or to supply or advance funds or otherwise, and (c) all indebtedness and liabilities of other Persons secured by any Lien in any property of such Person (including Capital Leases).

“Indemnitees” shall have the meaning given to that term in Section 8.03.

“Interest Account” shall have the meaning given to that term in Section 2.05(b).

“Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expense, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, and any capital contribution by such Person to or any other investment by such Person in any other Person (including  any Indebtedness incurred by such Person of the type described in clauses (b) and (c) of the definition of “Indebtedness” on behalf of any other Person).

“Joint Venture Agreement” shall mean that certain Agreement to Form Joint Venture, dated as of the date hereof, between TCFIF and Toro, as it may be amended from time to time.

“Lender” shall have the meaning given to that term in clause (2) of the preamble of this Agreement.

“LIBOR” shall mean the most recent 15 Business Day moving average of one-month interbank offered rates for dollar deposits in the London market, as reported to Lender by “The Bloomberg Financial Markets, Commodities and News,” a publicly available financial reporting service (“Bloomberg”).  If Bloomberg no longer publishes such rates, the Lender may, in its discretion, choose a similar successor publicly available financial reporting service.  LIBOR for any month will be based on the reported one-month LIBOR rate for the most recent 15 Business Days preceding the 25th day of the immediately preceding month.

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“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including  the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction.

“LLC Agreement” shall mean that certain Limited Liability Company Agreement of Borrower, dated as of the date hereof, by and between Toro Sub and TCFIF Sub, as it may be amended from time to time.

“LLC Term” shall mean, at any time, the term of Borrower in effect at such time pursuant to the LLC Agreement.

“Lock Box” shall have the meaning given to that term in Section 7.02.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial or other condition of Borrower if the same could reasonably be expected to affect the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents; (b) the ability of Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents; (c) the rights and remedies of Lender under this Agreement or the other Credit Documents; or (d) the value of a material portion of the Collateral, the Lender’s security interest in a material portion of the Collateral or the general perfection or priority of a material portion such security interests.

“Maturity” shall mean, with respect to any Revolving Loan, interest or other amount payable by Borrower under this Agreement or the other Credit Documents, the date such Revolving Loan, interest or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Member” shall mean either Toro Sub or TCFIF Sub, in their respective capacities as members of Borrower.

“Membership Interests” shall mean all membership interests, units, securities and interests assigned to members of a limited liability company, together with all voting rights associated therewith.

“Multiemployer Plan” shall mean any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by Borrower.

“Obligations” shall mean and include all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including all interest, fees (if any), charges, expenses, attorneys’ fees and accountants’ fees chargeable to Borrower or payable by Borrower hereunder or thereunder.

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“Permitted Distributions” shall mean any distributions expressly contemplated or permitted by the Joint Venture Agreement or the LLC Agreement, provided, however, that any distribution otherwise permitted by the foregoing which would result in a Default or Event of Default shall not be deemed to be a Permitted Distribution.

“Permitted Indebtedness” shall mean and include:

(a)           Indebtedness incurred in the ordinary course of business other than indebtedness for borrowed money or Capital Leases;

(b)           Indebtedness of Borrower to Lender or an Affiliate of Lender; and

(c)           Indebtedness arising from the endorsement of instruments in the ordinary course of business.

“Permitted Liens” shall mean and include:

(d)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Lender for the eventual payment thereof if subsequently found payable;

(e)           Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Lender for the eventual payment thereof if subsequently found payable;

(f)            Deposits to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(g)           Liens arising out of a judgment or award not exceeding $100,000 (exclusive of any amounts covered by insurance issued by a Person not an Affiliate of Borrower) with respect to which an appeal is being prosecuted, a stay of execution pending appeal having been secured; and

(h)           Liens in favor of Lender.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a limited liability company, a joint stock company, an unincorporated association, a joint venture, a trust or other entity or a Governmental Authority.

“Purchased Receivables” shall have the meaning given to that term in Section 2.01(e).

“Required Equity Investment” shall mean the minimum amount of Investment in Borrower by the Members pursuant to the LLC Agreement.

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“Requirement of Law” applicable to any Person shall mean (a) the articles or certificate of incorporation or organization, bylaws, operating agreement, limited liability company agreement, partnership agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Loan” shall have the meaning given to that term in Section 2.01(a).

“Revolving Loan Borrowing Request” shall have the meaning given to that term in Section 2.01(b).

“Revolving Loan Maturity Date” shall have the meaning given to that term in Section 2.01(a).

“Revolving Loan Note” shall have the meaning given to that term in Section 2.05(a).

“Security Documents” shall mean and include all instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements) delivered to Lender in connection with any Collateral or to secure the Obligations.

“Seller” shall mean each of Toro, TCC, Toro International, Exmark and their respective Affiliates from whom Borrower purchases receivables.

“Seller Credits” shall mean all of the rights of Borrower to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments, warranty payments, commissions and other amounts that at any time are due to Borrower from a Seller that may arise with respect to, or in connection with, Purchased Receivables.

“Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other subsidiaries and (c) any other Person included in the Financial Statements of such Person on a consolidated basis.

“Tangible Assets” shall mean, with respect to any Person at any time, the remainder at such time, determined in accordance with GAAP, of (a) the total assets of such Person minus (b) all intangible assets of such Person (to the extent included in calculating total assets in clause (a) above, including goodwill (including any amounts, however designated on the balance sheet,

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representing the cost of acquisition of businesses and Investments in excess of underlying tangible assets), trademarks, trademark rights, trade name rights, copyrights, patents, patent rights, licenses, unamortized debt discount, marketing expenses, organizational expenses, non-compete agreements and deferred research and development expenses).

“Tangible Net Worth” shall mean, with respect to any Person at any time, the remainder at such time, determined in accordance with GAAP, of (a) the Tangible Assets of such Person minus (b) the total liabilities of such Person.

“Taxes” shall mean present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (except net income taxes and franchise taxes imposed on Lender).

“TCC” means Toro Credit Company, a Minnesota corporation.

“TCFIF” shall have the meaning given to that term in clause (2) of the preamble of this Agreement.

“TCFIF Rate” shall mean XXXXXXXXXX [PORTIONS OF THIS SECTION HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.  A COPY OF THIS EXHIBIT WITH ALL SECTIONS INTACT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

“TCFIF Sub” shall mean TCFIF Joint Venture I, LLC, a Minnesota limited liability company.

“Toro” shall mean The Toro Company, a Delaware corporation.

“Toro International” shall mean Toro International Company, a Minnesota corporation.

“Toro Sub” shall mean Red Iron Holding Corporation, a Delaware corporation.

“UCC” shall mean the Uniform Commercial Code as in effect in the state of Minnesota.

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EXHIBIT A

REVOLVING LOAN NOTE

$450,000,000	[ , 20 ]
Hoffman Estates, Illinois

FOR VALUE RECEIVED, Red Iron Acceptance, LLC, a limited liability company organized under the laws of the state of Delaware (“Borrower”), hereby promises to pay to the order of TCF INVENTORY FINANCE, INC., a Minnesota corporation (“Lender”), the principal sum of FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000) or such lesser amount as shall equal the aggregate outstanding principal balance of the Revolving Loans made by Lender to Borrower pursuant to the Credit and Security Agreement referred to below (the “Credit Agreement”), on or before the Revolving Loan Maturity Date specified in the Credit Agreement; and to pay interest on said sum, or such lesser amount, at the rates and on the dates provided in the Credit Agreement.

Borrower shall make all payments hereunder to Lender as indicated in the Credit Agreement, in lawful money of the United States and in same day or immediately available funds.

Lender shall record on its general ledger the date and amount of each Revolving Loan and of each payment or prepayment of principal and each payment of interest or other amounts made by Borrower and Borrower agrees that all such notations shall constitute prima facie evidence absent manifest error of the matters noted; provided, however, that the failure of Lender to make any such notation shall not affect Borrower’s Obligations.

This Note is the Revolving Loan Note referred to in the Credit and Security Agreement, dated as of August 12, 2009, between Borrower and Lender.

This Note is subject to the terms of the Credit Agreement, including the rights of prepayment and the rights of acceleration of Maturity. Without limiting the foregoing, the obligations of Borrower under this Note are secured as described in Section VII of the Credit Agreement.

Borrower shall pay fees and expenses of Lender as provided in the Credit Agreement. Borrower hereby waives notice of presentment, demand, protest or notice of any other kind. This Note shall be governed by and construed in accordance with the laws of the state of Minnesota without regard to conflict of law principles.

Red Iron Acceptance, LLC

By:
Name:
Title: